EXHIBIT 99.3
AMENDMENT NO. 3 OF EMPLOYMENT AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree that the Employment Agreement dated January 1, 2010, as amended, (the “Employment Agreement”) is hereby further amended as follows:

1. Subsection 5.1(a)(i) shall be amended to add the word “shares” after the word “of” at line 1.

2. Section 5.2 shall be amended to delete subsection (e) and to add subsections (e) and (f) as noted below:

“(e) Control Change.  Notwithstanding subsection 5.2(d) above, if within twelve (12) months of a Control Change the Employee’s employment is terminated by the Employer (other than for Just Cause) or by the Employee, the Corporation shall pay, on the date of termination, to or to the order of the Employee by certified cheque the aggregate of the following amounts:

(i) if not theretofore paid, the Employee’s annual compensation for the then current fiscal year of the Corporation for the period to and including the date of termination;

(ii) an amount equal to two (2) times the annual compensation, at the date of termination.  For greater certainty, annual compensation shall refer to the aggregate of annual salary/fees at date of termination, together with an amount equal to the bonus and benefits received during the twelve (12) month period prior to termination; and

(iii) an amount equal to all outstanding and accrued vacation pay to the date of termination.”

 “(f) Control Change Bonus.  Notwithstanding any provisions of this Agreement to the contrary, the Employer shall pay an additional discretionary bonus to be determined by the Board of Directors immediately prior to the Control Change.  The bonus will be determined solely by the Board of Directors and the Board of Directors will take into consideration such matters as the Board of Directors determines appropriate including without limitation the premium received by shareholders on the Control Change but excluding the compensation referred to at subsection 5.2(e)(ii) above.”

3. All other terms and provisions of the Employment Agreement remain in full force and effect.

4. The Employee is hereby instructed to seek independent legal advice prior to executing this document.  The Employee has obtained independent legal advice or waives his right to same.

Dated with effect the 5 day of November, 2012.

PARAMOUNT GOLD AND
SILVER CORP.

	Per:	/s/ Robert Dinning
Robert Dinning, Chair

	Per:	/s/ Carlo Buffone
Carlo Buffone, CFO

/s/ Christopher Crupi
Witness	Christopher Crupi